Exhibit 4.16

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT. CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

Date: June 19, 2012

To: Sims Group USA Holdings Corporation

Attention: Peter Ricketts, Group Senior Vice President

Ladies and Gentlemen:

We refer to that certain Second Amended and Restated Credit Agreement, dated as of June 23, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, (the “Credit Agreement”), among Sims Group USA Holdings Corporation, a Delaware corporation, formerly known as Sims Hugo Neu Corporation (“Company”), the Designated Borrowers from time to time party thereto, and Bank of America, N.A. (the “Lender”), and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Renewal Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Under Section 2.05 (a) of the Credit Agreement, the Lender hereby notifies Company that the Lender has agreed to extend the Maturity Date by 16 months, from June 23, 2014 (“Existing Maturity Date”) to October 31, 2015 (“New Maturity Date”), subject to the following conditions:

(a) the Borrowers indicating their acknowledgement and agreement to the extension of the Maturity Date by 16 months, by signing and delivering this notice to the Lender within 30 days of receiving it;

(b) the Borrowers indicating their acknowledgement and agreement to the Key Terms Schedule being amended and restated in the form set out in the Schedule to this notice, by initialing the attached schedule and delivering the initialed schedule (attached to this notice) to the Lender within 30 days of receiving it; and

(c) [*].

Subject to the above conditions being satisfied, we agree that on and from the Existing Maturity Date:

(a) the definition of “Maturity Date” in Section 1.01 of the Credit Agreement shall be amended to be the New Maturity Date; and

(b) the Key Terms Schedule will be amended and restated in the form set out in the attached Schedule.

Signatures on next page

[*] Confidential Treatment Requested

BANK OF AMERICA, N.A.

By:	/s/ Heidi E. Green
Name:	Heidi E. Green
Title:	Vice President

Agreed and acknowledged by Sims Metal Management Limited, an Australian corporation, on behalf of the Company and the Borrowers:

SIMS METAL MANAGEMENT LIMITED ACN 114 838 630 as attorney for the Company and the Borrowers pursuant to clause 15.2 of the Common Terms Deed dated 23 June 2011 between Sims Metal Management Limited, the Borrowers and others, in accordance with section 127(1) of the Corporations Act 2001 (Cth) by a director and secretary/director

By:	/s/ Daniel W. Dienst
Name:	Daniel W. Dienst
Title:	Director

By:	/s/ Frank Moratti
Name:	Frank Moratti
Title:	Company Secretary

[*] Confidential Treatment Requested

KEY TERMS SCHEDULE

“Commitment”	$200,000,000.

“Applicable Margin”	Pricing Level	Gearing Ratio	Commitment Fee	Eurocurrency Rate Loans Standby Letters of Credit	Base Rate Loans
	[*]	[*]	[*]	[*]	[*]

“Maturity Date”	October 31, 2015

[*] Confidential Treatment Requested